                                   AMENDMENT
                                     TO THE
                TRANSFER AGENCY, DIVIDEND DISBURSING AGENCY AND
                     SHAREHOLDER SERVICING AGENCY AGREEMENT


        WHEREAS, Financial Data Services, Inc. ("FDS") and Merrill Lynch Global Financial Services Fund, Inc. (the "Fund"), on behalf of itself and certain of its series, entered into a Transfer Agency, Dividend Disbursing Agency and Shareholder Servicing Agency Agreement, as amended (the "Agreement");

        WHEREAS, the parties hereto desire to amend the Agreement to reflect the Fund's issuance of Class R shares; and

        WHEREAS, the parties hereto desire to amend the Agreement to reflect services FDS may provide to the Fund in connection with the Fund's money laundering prevention programs and compensation to FDS for such services.

        NOW, THEREFORE, FDS and the Fund hereby amend the Agreement as follows:

1. The parties agree that, in order to more accurately reflect the conduct of their business relationship, Paragraph 3(f) of the Agreement shall be re-designated Paragraph 3(g) and a new Paragraph 3(f) added to read in its entirety: "FDS agrees to perform such anti-money laundering ("AML") functions with respect to the Fund's shares as the Fund or its agent may delegate to FDS from time to time or as FDS is otherwise obligated to perform. In accordance with mutually-agreed procedures, FDS shall use its best efforts in carrying out such functions under the Fund's AML program. Fund shareholders (which for this purpose shall mean only shareholders of record) are customers of the Fund and not customers of FDS and the Fund retains legal responsibility under the USA PATRIOT Act for AML compliance with respect to transactions in Fund shares." FDS agrees to cooperate with any request from examiners of US Government agencies having jurisdiction over the Fund for information and records
` relating to the Fund's AML program and consents to inspection by such examiners for this purpose.

2. The parties agree that the compensation payable in connection with certain accounts will be modified. Pursuant to Section 4 of the Agreement, the compensation payable to FDS on services for such accounts is set forth in the Amended and Restated Schedule of Fees attached to this Amendment, which shall become a part of the Agreement and shall be effective as of January 1, 2003.

        IN WITNESS HEREOF, the parties hereto have executed this Amendment as of this 1st day of January 2003.


MERRILL LYNCH GLOBAL FINANCIAL SERVICES FUND, INC.


By: /s/ Donald C. Burke
    -------------------------------------
        Donald C. Burke
        Treasurer



FINANCIAL DATA SERVICES, INC.


By: /s/ Sharon L. Hockersmith
    -------------------------------------
        Sharon L. Hockersmith
        Vice President

                              AMENDED AND RESTATED
                                SCHEDULE OF FEES
                           MERRILL LYNCH MUTUAL FUNDS


        Transfer Agency and Record-keeping Fees:
        ----------------------------------------

        The Fund shall pay monthly the following transfer agency and record-keeping fees to FDS, unless otherwise noted:


-----------------------------------------------------------------------------
                                                 Annual Account Fee/6/
        Distribution Channel                Class A, D, I & R  Class B & C
-----------------------------------------------------------------------------
    Proprietary Retail/1/                       $16             $19
-----------------------------------------------------------------------------
    Third Party/2/                              $16             $19
-----------------------------------------------------------------------------
    Direct Account                              $20             $23
-----------------------------------------------------------------------------
    MFS ERISA/3/                                0.10%           0.10%
-----------------------------------------------------------------------------
    RG Recordkept Plans/4/                      $16             $19
-----------------------------------------------------------------------------
    ML Connect Network Plans/5/                 $16             $19
-----------------------------------------------------------------------------

        NOTES:
        ------

        1. Shares are sold through Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), excluding MFA ERISA accounts. Certain MLPF&S fee-based program accounts are subject to separately negotiated transfer agency and record-keeping fees.

        2.      Shares are sold through broker-dealers other than MLPF&S.

        3. Shares are held through the MLPF&S MFA (Mutual Fund Advisor) program, or any other fee-based program, in accounts requiring equalization under ERISA. Fees are calculated based on average daily net assets.

        4. Shares are sold to participants of a defined benefit or defined contribution plan (a "Plan") that is recordkept by Merrill Lynch.

        5. Shares are sold to participants of a Plan for which a third-party administrator (currently BISYS, Paychex, Inc., Invesco Retirement, Inc., MFS and Oppenheimer Funds) is the record-keeper pursuant to certain agreements with Merrill Lynch.

        6. Fees apply to accounts that are active for any portion of a month.

Out-of-Pocket Expenses:
-----------------------

The Fund shall pay the following out-of-pocket costs incurred by FDS:
        .       AML compliance costs, including, but not limited to, legal fees, reporting agency fees, and incremental personnel expenses, but only insofar as any of the foregoing fees and expenses relate to "direct" individual accounts. The Fund shall not pay for any costs related to the underlying beneficial owners of any
                omnibus or other similar type of accounts.
        .       Postage
        .       Special Mail processing expenses, including, but not limited to, postal presort, householding, exception extract, and duplicate elimination)
        .       Envelopes/stationery
        .       Record storage and retrieval
        .       Telephone (local and long distance)
        .       Pre-authorized checks
        .       Returned check fees/charges and other similar fees/charges
        .       Handling costs or similar supplemental charges imposed by ADP or other vendor delivering goods and services related to the
                Agreement
        .       Fed wire charges, excluding wires to/from Fund custody accounts
        .       Forms
        .       Any other costs as mutually agreed by the parties

Estimated miscellaneous out-of-pocket expenses are paid monthly based on an annualized rate of $0.04 per account. This estimated expense rate may be increased or decreased periodically, as necessary, to more accurately reflect anticipated actual expenses. On a semi-annual basis, the actual miscellaneous out-of-pocket expenses incurred will be compared to the estimated out-of-pocket expense paid. The appropriate adjustment will be made by FDS Finance or MLIM Accounts Payable at that time.

Extraordinary Expenses:
-----------------------

The fees and expense reimbursements described above do not cover extraordinary services, including, but not limited to, administration of a reorganization or liquidation of the Fund, remedial actions necessitated by errors or omissions of the Fund or any of its agents, or conversion of the Fund to another transfer agent. Fees and expense reimbursements, in connection with extraordinary services will be mutually agreed by the parties prior to the performance of such services.







                                       3